Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-183866 on Form S-8 of Kraft Foods Group, Inc. of our report dated June 26, 2013 appearing in this Annual Report on Form 11-K of the Kraft Foods Group, Inc. Thrift Plan (formerly the Kraft Foods Global Inc. Thrift Plan) for the year ended December 31, 2012.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

June 26, 2013